SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☒	Preliminary Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Aastrom Biosciences, Inc.
(Name of Registrant as Specified In Its Charter)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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October 10, 2001

De	ar Shareholder:

          This year’s annual meeting of shareholders will be held on November 14, 2001 at 9:00 a.m. local time, at the Holiday Inn North Campus, 3600 Plymouth Road, Ann Arbor, Michigan 48105. You are cordially invited to attend.

          The Notice of Annual Meeting of Shareholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

          After reading the Proxy Statement, please promptly mark, sign, and return the enclosed proxy in the prepaid envelope to assure that your shares will be represented. Your shares cannot be voted unless you date, sign, and return the enclosed proxy or attend the annual meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our shareholders are important.

          A copy of Aastrom’s 2001 Annual Report is also enclosed.

          The Board of Directors and management look forward to seeing you at the annual meeting.

Ve	ry truly yours,

R.	Douglas Armstrong, Ph.D.
Pre	sident and Chief Executive Officer
Ch	airman, Board of Directors

AASTROM BIOSCIENCES, INC.
24 Frank Lloyd Wright Drive
Ann Arbor, MI 48105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD NOVEMBER 14, 2001

De	ar Shareholder:

          You are invited to attend the Annual Meeting of the Shareholders of Aastrom Biosciences, Inc. which will be held on November 14, 2001, at 9:00 a.m. at the Holiday Inn North Campus, 3600 Plymouth Road, Ann Arbor, Michigan 48105 for the following purposes:

1.
To elect two Class I directors, each to hold office for a three-year term and until their respective successors are duly elected and qualified. Management has nominated the following persons for election at the meeting: Fabrizio Bonanni and Alan M. Wright.

2.	To consider and vote upon a proposal to adopt the 2001 Stock Option Plan with an initial reserve of 2,100,000 shares.

3.	To consider a proposal to amend the Articles of Incorporation to increase the number of shares of authorized common stock to an amount up to 150,000,000 shares.

4.	To ratify the appointment of PricewaterhouseCoopers LLP as Aastrom’s independent public accountants for the fiscal year ending June 30, 2002.

5.	To transact such other business as may properly come before the meeting.

          Shareholders of record at the close of business on September 28, 2001 are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the shareholders of record on September 28, 2001 will be available for examination by any shareholder for any purpose relating to the meeting during ordinary business hours at Aastrom.

By	order of the Board of Directors,

R.	DOUGLAS ARMSTRONG, Ph.D.
Pre	sident and Chief Executive Officer
Ch	airman, Board of Directors

An	n Arbor, Michigan
Oc	tober 10, 2001

IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postpaid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

AASTROM BIOSCIENCES, INC.
24 Frank Lloyd Wright Drive
Ann Arbor, Michigan 48105

Proxy Statement for Annual Meeting of Shareholders

          The accompanying proxy is solicited by the Board of Directors of Aastrom Biosciences, Inc., a Michigan corporation (Aastrom), for use at the Annual Meeting of Shareholders to be held November 14, 2001, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is October 10, 2001, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to shareholders. Unless the context requires otherwise, references to “we,” “us,” “our,” and Aastrom refer to Aastrom Biosciences, Inc.

GENERAL INFORMATION
SOLICITATION AND VOTING

          Annual Report.    An annual report for the fiscal year ended June 30, 2001, is enclosed with this Proxy Statement.

          Voting Securities.    Only shareholders of record as of the close of business on September 28, 2001, will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were approximately 42,052,128 shares of common stock, no par value, of Aastrom, issued and outstanding. Shareholders may vote in person or in proxy. Each holder of shares of common stock is entitled to one vote for each share of stock held on the proposals presented in this Proxy Statement. Aastrom’s bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

          Solicitation of Proxies.    The cost of soliciting proxies will be borne by Aastrom. In addition, Aastrom will solicit shareholders by mail through its regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of Aastrom registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. Aastrom may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

          Voting of Proxies.    All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the election of the nominees for director contained in this Proxy Statement, in favor of the other proposals specified in the Notice of the meeting, and in the discretion of the proxy holders on any other matter that comes before the meeting. A shareholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of Aastrom of either a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

PROPOSAL 1

ELECTION OF DIRECTORS

          Aastrom has a classified Board of Directors currently consisting of two Class I directors (Fabrizio Bonanni and Alan M. Wright), two Class II directors (Mary L. Campbell and Arthur F. Staubitz) and two Class III directors (R. Douglas Armstrong and Joseph A. Taylor), who will serve until the Annual Meetings of Shareholders to be held in 2001, 2002 and 2003, respectively, and until their respective successors are duly elected and qualified. Directors in a class are elected for a term of three years to succeed the directors in such class whose terms expire at such annual meeting.

          The nominees for election at the Annual Meeting of Shareholders to fill the Class I positions on the Board of Directors are Fabrizio Bonanni and Alan M. Wright. If elected, the nominees will serve as directors until Aastrom’s Annual Meeting of Shareholders in 2004, and until their successors are duly elected and qualified. If a nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election, the proxies may be voted for such substitute nominee as the proxy holders may designate.

          If a quorum is present, the two nominees for the positions as Class I directors receiving the highest number of votes will be elected. Abstentions and broker non-votes will have no effect on the vote, except that abstentions will be counted as shares present for purposes of determining the presence of a quorum. The Board of Directors unanimously recommends a vote “FOR” the nominees named above.

          The table below sets forth for Aastrom’s directors, including the Class I nominees to be elected at this meeting, certain information, as of August 31, 2001, with respect to age and background.

Name	Position With Aastrom	Age	Director Since

Class I directors to be elected at the 2001 Annual Meeting of Shareholders:

Fabrizio Bonanni	Director	55	2000
Alan M. Wright	Director	56	2000

Class II directors whose terms expire at the 2002 Annual Meeting of Shareholders:

Mary L. Campbell	Director	56	1998
Arthur F. Staubitz	Director	62	1999

Class III directors whose terms expire at the 2003 Annual Meeting of Shareholders:

R. Douglas Armstrong	President and Chief Executive Officer, Chairman of the Board	48	1991
Joseph A. Taylor	Director	57	1998

Nominees for election at the 2001 Annual Meeting of Shareholders

          Fabrizio Bonanni a director since September 2000, currently serves as Senior Vice President at Amgen Corporation, Inc. where he oversees Quality Control, Quality Assurance, Regulatory Compliance and Environmental Health and Safety. Previously, Dr. Bonanni held various management positions at Baxter International from 1974 through 1999, most recently as Vice President, Regulatory and Clinical Affairs and Corporate Vice President. Dr. Bonanni earned his doctorate in Chemistry (magna cum laude and with mention of honor) from the University of Florence, Italy and has done postdoctoral work in physiological chemistry at the Massachusetts Institute of Technology. He is a state-certified chemist and a member of the Ordine dei Chimici of Tuscany, Italy. Dr. Bonanni is an alumnus of the Institute for International Management at Northwestern University, J.L. Kellogg Graduate School of Management, and of the Executive Program in Manufacturing at Harvard University, Graduate School of Business Administration.

          Alan M. Wright a director since September 2000, currently serves as Senior Vice President and Chief Financial Officer of CMS Energy and its principal subsidiary, Consumers Energy. At CMS Energy, Mr. Wright has been responsible for raising over $9 billion in capital through more than 50 transactions. Prior to joining CMS Energy, Mr. Wright held various financial management positions at Entergy Corporation, including Vice President of Finance where he raised $5 billion in capital through over 40 transactions. Mr. Wright earned his Bachelor’s degree in Economics from Cornell University. He has also completed Stanford University’s Executive Program, the Edison Electric Institute’s (EEI) Executive Leadership Program and post-graduate studies in Accounting at the University of West Florida. Mr. Wright serves on the Finance Committee and the Finance and Regulation Executive Advisory Committee of EEI, the Conference Board council of Chief Financial Officers and on Jenkins’ Special Committee to the Financial Accounting Standards Board. Mr. Wright serves on the Board of Directors of Ensure Technologies, a privately held company, and The Sparling Dance Gallery Foundation.

Directors Continuing In Office

          R. Douglas Armstrong, Ph.D. joined Aastrom in June 1991, as a director and as its President and Chief Executive Officer. From 1987 to 1991, Dr. Armstrong served in different capacities, including as Executive Vice President and a Trustee of the La Jolla Cancer Research Foundation (LJCRF), now named the Burnham Institute, a 250-employee scientific research institute located in San Diego, California. Dr. Armstrong received his doctorate in Pharmacology and Toxicology from the Medical College of Virginia, and has held faculty and staff positions at Yale University, University of California, San Francisco, LJCRF and University of Michigan.

          Mary L. Campbell a director since January 1998, currently serves as Principal and Vice President of EDM, Inc., the General Partner of the Enterprise Development Fund II, L.P., a venture capital fund managing approximately $26 million. Ms. Campbell is also a director of Centromine, Inc. and Think & Do Software, Inc. Ms. Campbell received her Masters of Business Administration (with Distinction) from the University of Michigan; her Master of Special Education (with Honors) from Fairfield University; and her Bachelor of Arts in English from the University of Michigan.

          Arthur F. Staubitz a director since March 1999, most recently served as Senior Vice President, Portfolio Strategy at Baxter International. He has also served as Senior Vice President and General Counsel at both Baxter and Amgen, Inc. During his career at Baxter, Mr. Staubitz served in a broad range of other executive positions including Vice President, Business Development, Strategic Planning and Law, Baxter Diagnostics; and Vice President and General Manager, Ventures Group, Baxter World Trade Corporation. While at Baxter, Mr. Staubitz managed corporate, litigation and regulatory legal groups; established processes to identify, assess and fund strategic technology initiatives; negotiated technology acquisitions and corporate partnerships; and helped to establish the Baxter Diagnostic subsidiary. Prior to that Mr. Staubitz held several positions at Sperry Univac and served as an Associate at the law firm of Sidley & Austin. Mr. Staubitz received his A.B. (with Distinction and Honors) from Wesleyan University and his Juris Doctorate (cum laude) from the University of Pennsylvania Law School.

          Joseph A. Taylor a director since November 1998, currently serves as Managing Director, Private Equity Finance at W. R. Hambrecht + Co., LLC, an online merchant bank. Prior to joining W. R. Hambrecht + Co., Mr Taylor was the Director, Private Equity Investments at Munder Capital Management, an investment management firm with $50 billion in assets under management. Mr. Taylor spent 15 years as a Senior Investment Analyst for the State Treasurer, State of Michigan Retirement System, where he managed over $1.2 billion in private equity investments. Mr. Taylor currently serves as a member of the Regional Advisory Committee of Blue Care Network and previously served as a Director of Spectrum Castings, Inc., and as Chairman of the Finance Committee of the Board of Directors of Blue Care Network—East. Mr. Taylor holds a B. S. degree in Finance from Chicago State University and an MBA from Illinois Governors State University.

Board Meetings and Committees

          During the fiscal year ended June 30, 2001, the Board of Directors held five meetings. Each director serving on the Board of Directors in fiscal year 2001 attended at least 75% of such meetings of the Board of Directors and the Committees on which he or she served.

          Aastrom does not have a standing Nominating Committee, but does have an Audit Committee, a Finance Committee and a Compensation Committee.

          The Audit Committee’s function is to review with Aastrom’s independent accountants and management the annual financial statements and independent accountants’ opinion, review the scope and results of the examination of Aastrom’s financial statements by the independent accountants, review all professional services performed and related fees by the independent accountants, recommend the retention of the independent accountants to the Board of Directors and periodically review Aastrom’s accounting policies and internal accounting and financial controls. The Audit Committee consists of independent directors and were Mary L. Campbell, Alan M. Wright and Joseph A. Taylor for fiscal 2001. During the fiscal year ended June 30, 2001, the Audit Committee held one meeting, see “REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS.”

          The Compensation Committee’s function is to review and approve salary and bonus levels and stock option grants. During fiscal year ended June 30, 2001, the Compensation Committee was composed of all members of Aastrom’s Board of Directors. During the fiscal year ended June 30, 2001, there were no separate meetings of the Compensation Committee. For additional information concerning the Compensation Committee, see “REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION” and “EXECUTIVE COMPENSATION AND OTHER MATTERS.”

PROPOSAL 2

APPROVAL OF ADOPTION OF THE AASTROM 2001 STOCK OPTION PLAN

Summary of the Provisions of the 2001 Stock Option Plan

          At the Annual Meeting, the stockholders will be asked to approve the Company’s 2001 Stock Option Plan (the “2001 Plan”). The 2001 Plan was adopted by the Board of Directors on September 12, 2001, to become effective on the date of its approval by stockholders (the “Effective Date”). The 2001 Plan was adopted in order to replace the Company’s 1992 Incentive and Non-Qualified Stock Option Plan (the “1992 Plan”) and the 1996 Outside Directors Stock Option Plan (the “1996 Plan”).

          The Board of Directors believes that the Company must continue to offer a competitive equity incentive program if it is to continue to successfully attract and retain the best possible candidates for positions of responsibility within the Company. The Board expects that the 2001 Plan will be an important factor in attracting and retaining the high caliber employees, directors and consultants essential to the success of the Company and in motivating these individuals to strive to enhance the Company’s growth and profitability.

          The 2001 Plan is also designed to preserve the Company’s ability to deduct in full for federal income tax purposes the compensation recognized by its executive officers in connection with options granted under the 2001 Plan. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer or to any of the four other most highly compensated officers of a publicly held company. However, certain types of compensation, including performance-based compensation, are generally excluded from this deductibility limit. To enable compensation in connection with options awarded under the 2001 Plan to qualify as “performance-based” within the meaning of Section 162(m), the 2001 Plan limits the size of the options as further described below. By approving the 2001 Plan, the stockholders will be approving, among other things, eligibility requirements for participation in the 2001 Plan, limits on the numbers of shares that could be made subject to option, and the other material terms of options described below.

Summary of the Plan

          The following summary of the 2001 Plan is qualified in its entirety by the specific language of the Plan, a copy of which is available to any stockholder upon request.

          General.    The purpose of the 2001 Plan is to advance the interests of the Company and its stockholders by providing an incentive program that will enable the Company to attract, retain and reward persons performing services for the Company and by motivating them to contribute to the growth and profitability of the Company. These incentives are provided through the discretionary grant of incentive stock options within the meaning of Section 422 of the Code and nonstatutory stock options. In addition, the 2001 Plan also provides for the automatic grant of nonstatutory stock options to nonemployee directors of the Company (“Nonemployee Director Options”).

          Shares Subject to Plan.    A maximum of 2,100,000 of the authorized but unissued or reacquired shares of Common Stock of the Company may be issued under the 2001 Plan. The share reserve, at any given time, shall be reduced by the sum of (a) the number of shares which remain subject to an outstanding option under the 1992 Plan or 1996 Plan and (b) the number of shares issued upon exercise of an option under the 1992 Plan or 1996 Plan after the date on which the Board adopted the Plan. If any outstanding option expires, terminates or is canceled, or if shares acquired pursuant to an option are repurchased by the Company, the expired or repurchased shares are returned to the 2001 Plan and again become available for grant. Appropriate adjustments will be made to the shares subject to the 2001 Plan, the foregoing limit on incentive stock option shares, to the automatic Nonemployee Director Option grant provisions (discussed below) and to the shares subject to and purchase prices under outstanding options upon any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company.

          Administration.    The 2001 Plan will be administered by the Board of Directors or a duly appointed committee of the Board, which, in the case of options intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code, must be comprised solely of two or more “outside directors” within the meaning of Section 162(m). (For purposes of this discussion, the term “Board” refers to either the Board of Directors or such committee.) With respect to the participation of individuals whose transactions in the Company’s equity securities are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Option Plan must be administered in compliance with the requirements of Rule 16b-3 under the Exchange Act, if any. Subject to the provisions of the 2001 Plan, the Board determines the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an incentive stock option or a nonstatutory stock option, the timing and terms of exercisability and vesting of each option, the purchase price and the type of consideration to be paid to the Company upon the exercise of each option, the time of expiration of each option, and all other terms and conditions of the options. The Board may amend, modify, extend, cancel or renew any option, waive any restrictions or conditions applicable to any option, and accelerate, continue, extend or defer the exercisability or vesting of any option. The 2001 Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the 2001 Plan. The Board will interpret the 2001 Plan and options granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the 2001 Plan or any option.

          Eligibility.    Options may be granted under the 2001 Plan to employees, directors and consultants of the Company or of any present or future parent or subsidiary corporations of the Company. In addition, options may be granted to prospective service providers in connection with written offers of employment or other service relationship, provided that no shares may be purchased prior to such person’s commencement of service. As of August 31, 2001, the Company had approximately 40 employees, including 6 executive officers and 6 directors who would be eligible under the Plan. While any eligible person may be granted a nonstatutory stock option, only employees may be granted incentive stock options. In addition, only nonemployee directors of the Company are eligible to receive Nonemployee Director Options.

          To enable the Company to deduct in full for federal income tax purposes the compensation recognized by certain executive officers in connection with options granted under the 2001 Plan, the plan is designed to qualify such compensation as “performance-based compensation” under Section 162(m) of the Code. To comply with Section 162(m), the 2001 Plan limits the number of shares for which options may be granted to any employee. Under this limitation (the “Grant Limit”), no employee or prospective employee may be granted options for more than 500,000 shares in any fiscal year of the Company. The Grant Limit is subject to appropriate adjustment in the event of certain changes in the Company’s capital structure, as previously described.

          Terms and Conditions of Stock Options.    Each option granted under the 2001 Plan will be evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the 2001 Plan. Incentive stock options must have an exercise price at least equal to the fair market value of a share of the Common Stock on the date of grant, while nonstatutory stock options must have an exercise price equal to at least 85% of such fair market value. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a “Ten Percent Stockholder”) must have an exercise price equal to at least 110% of the fair market value of a share of Common Stock on the date of grant. As of August 31, 2001, the closing price of the Company’s Common Stock, as reported on the Nasdaq National Market, was $1.15 per share.

          The 2001 Plan provides that the option exercise price may be paid in cash, by check, or in cash equivalent; by the assignment of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the option; to the extent legally permitted, by tender of shares of Common Stock owned by the optionee having a fair market value not less than the exercise price; by means of a promissory note in a form approved by the Company; by such other lawful consideration as approved by the Board; or by any combination of these. Nevertheless, the Board may restrict the forms of payment permitted in connection with any option grant. No option may be exercised unless the optionee has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option, including, if permitted by the Company, through the optionee’s surrender of a portion of the option shares to the Company.

          Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Board. The maximum term of an option granted under the 2001 Plan is ten years, provided that an incentive stock option granted to a Ten Percent Stockholder must have a term not exceeding five years. An option generally will remain exercisable for three months following the optionee’s termination of service. However, if such termination results from the optionee’s death or disability, the option generally will remain exercisable for eighteen months or one year respectively. Additionally, if the optionee is terminated for cause (as defined in the 2001 Plan), the option will terminate and cease to be exercisable on the date of such termination for cause. In any event, the option must be exercised no later than its expiration date.

          Incentive stock options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee’s lifetime only by the optionee. Nonstatutory stock options granted under the 2001 Plan may be assigned or transferred to the extent permitted by the Board and set forth in the option agreement.

          Terms and Conditions of Nonemployee Director Options.    The 2001 Plan provides for the automatic grant of options to nonemployee directors of the Company. The 2001 Plan provides that each nonemployee director first elected or appointed to the Board after the Effective Date will be granted automatically, on the date of such initial election or appointment, an option to purchase 10,000 shares of Common Stock. A Nonemployee Director Option granted on the Effective Date or on the date of initial appointment or election as a nonemployee director is referred to herein as an “Initial Option”. The 2001 Plan also provides for the automatic annual grant, on the day following each annual meeting of the stockholders of the Company which occurs after the Effective Date, of an additional option to purchase 10,000 shares of Common Stock (an “Annual Option”) to each nonemployee director who continues to serve in such capacity. However, a nonemployee director who received an Initial Option on, or within six months prior to, the date of such annual meeting will not receive an Annual Option on such date. The exercise price per share of each Nonemployee Director Option will be equal to the fair market value of a share of the Company’s Common Stock on the date of grant and each Nonemployee Director Option will have a term of 10 years.

          Nonemployee Director Options are exercisable only to the extent that the shares subject to the option are vested. In general, Nonemployee Director Options will vest in twelve substantially equal monthly installments following the date of grant. Vesting of shares subject to a Nonemployee Director Option is subject to the optionee’s continued service through the relevant date.

          Change in Control.    The 2001 Plan defines a “Change in Control” of the Company as any of the following events upon which the stockholders of the Company immediately before the event do not retain immediately after the event, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the event, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the voting securities of the Company or the corporation or corporations to which the assets of the Company were transferred: (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company’s voting stock; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company. If a Change in Control occurs, the surviving, continuing, successor or purchasing corporation or parent thereof may either assume the Company’s rights and obligations under outstanding stock options or substitute substantially equivalent options for such corporation’s stock. If the acquiring corporation does not assume or substitute for the options, and provided that the optionee’s service has not terminated prior to the Change in Control, any unexercised options shall be immediately exercisable and vested in full as of ten days prior to the Change in Control. Notwithstanding the foregoing, any unexercisable or unvested portion of a Nonemployee Director Option will become exercisable and vested in full as of the date ten days prior to a Change in Control which occurs prior to the termination of the optionee’s service regardless of whether the Option is assumed or substituted for by the Acquirer.

          Termination or Amendment.    The 2001 Plan will continue in effect until the earlier of its termination by the Board or the date on which all shares available for issuance under the 2001 Plan have been issued and all restrictions on such shares under the terms of the 2001 Plan and the agreements evidencing the options have lapsed, provided that all options must be granted within ten years following the date on which the Board adopted the 2001 Plan. The Board may terminate or amend the 2001 Plan at any time. However, without stockholder approval, the Board may not amend the 2001 Plan to increase the total number of shares of Common Stock issuable thereunder, change the class of persons eligible to receive incentive stock options, or affect any other change that would require stockholder approval under any applicable law, regulation or rule. No termination or amendment may affect an outstanding option unless expressly provided by the Board, and, in any event, may not adversely affect an outstanding option without the consent of the optionee, unless the amendment is required to preserve an option’s status as an incentive stock option or is necessary to comply with any applicable law, regulation or rule.

Summary of U.S. Federal Income Tax Consequences

          The following summary is intended only as a general guide as to the U.S. federal income tax consequences under current law of participation in the 2001 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

          Incentive Stock Options.    An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the date of exercise and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

          The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

          Nonstatutory Stock Options.    Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the exercise date. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as a capital gain or loss. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code.

New Plan Benefits

          No options will be granted under the 2001 Plan prior to its approval by the stockholders of the Company. Future grants under the 2001 Plan will be made at the discretion of the Board, and, accordingly, are not yet determinable. In addition, benefits under the 2001 Plan will depend on a number of factors, including the fair market value of the Company’s Common Stock on future dates and the exercise decisions made by the optionees. Consequently it is not possible to determine the benefits that might be received by optionees receiving discretionary grants under the 2001 Plan.

Vote Required and Board of Directors’ Recommendation

          The affirmative vote of a majority of the votes cast on the proposal, at the annual meeting of shareholders at which a quorum representing a majority of all outstanding shares of common stock of Aastrom is present, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

          The Board believes that the 2001 Stock Option Plan is in the best interests of Aastrom and its shareholders for the reasons stated above. Therefore, the Board of Directors unanimously recommends a vote “FOR” approval of this proposal to adopt the Aastrom 2001 Stock Option Plan.

PROPOSAL 3

PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK

          The Company is proposing to amend its Articles of Incorporation in one or more amendments to increase the number of shares of authorized common stock from 100,000,000 shares up to a maximum of 150,000,000 shares. If authorized by this proposal, the Board of Directors in its sole discretion at any time and from time to time may file one or more amendments to the Articles of Incorporation to increase the number of authorized shares of common stock authorized thereunder up to a maximum of 50,000,000 additional shares. The authority granted to the Board of Directors by this proposal, if approved, to file amendments to the Articles of Incorporation shall expire on December 31, 2005.

          On the record date, approximately 42,052,128 shares of common stock were outstanding, and 8,966,063 additional shares were reserved for issuance upon exercise of outstanding stock options and warrants, this number includes the 2.1 million shares to be reserved for issuance under the 2001 Plan, if approved. As a result, the Company does not have a substantial number of authorized shares for potential future transactions, such as asset and stock acquisitions of other companies, equity financings or lease or debt financings in which part of the consideration would likely be warrants to purchase common stock. As of August 31, 2001, the Company does not have immediate commitments for which it needs additional shares of common stock. Rather, it is seeking to have a sufficient reserve of shares so that it has the ability to act promptly on appropriate opportunities in the future.

Vote Required and Board of Director’s Recommendation

          The affirmative vote of two-thirds of the outstanding shares of common stock is required for approval of this proposal. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

          The Board of Directors believes that the proposed amendment of the Articles of Incorporation is in the best interest of the shareholders and the Company for the reasons stated above. Therefore, the Board of Directors unanimously recommends a vote “FOR” approval of this proposal to authorize an increase of the Company’s common stock up to 150,000,000 shares.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

          The Board of Directors of Aastrom has selected PricewaterhouseCoopers LLP as independent public accountants to audit the consolidated financial statements of Aastrom for the fiscal year ending June 30, 2002. PricewaterhouseCoopers LLP has acted in such capacity since its appointment in fiscal year 1997. A representative of PricewaterhouseCoopers LLP is not expected to be present at the annual meeting.

          The following table sets forth the aggregate fees billed to Aastrom for the fiscal year ended June 30, 2001 by PricewaterhouseCoopers LLP.

Audit Fees	$73,000
Financial Information Systems Design and Implementation Fees	$ 0
All Other Fees	$70,000

          The Audit Committee has considered the role of PricewaterhouseCoopers LLP in providing business consulting and tax services and other non-audit services to Aastrom and has concluded that such services are compatible with PricewaterhouseCoopers LLP’s independence as Aastrom’s accountants.

Vote Required and Board of Directors’ Recommendation

          The affirmative vote of a majority of the votes cast on the proposal, at the annual meeting of shareholders at which a quorum representing a majority of all outstanding shares of common stock of Aastrom is present, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal. The Board of Directors unanimously recommends a vote “FOR” the appointment of PricewaterhouseCoopers LLP as Aastrom’s Independent Public Accountants for the Fiscal Year Ending June 30, 2002.

Stock Ownership of Certain Beneficial Owners and Management

          The following table sets forth certain information, as of August 31, 2001, with respect to the beneficial ownership of Aastrom’s common stock by (i) all persons known by Aastrom to be the beneficial owners of more than 5% of the outstanding common stock of Aastrom, (ii) each director and director-nominee of Aastrom, (iii) each executive officer of Aastrom named in the Summary Compensation Table, and (iv) all executive officers and directors of Aastrom as a group.

	Shares Owned (1)
Name and Address of Beneficial Owner (2)	Number of Shares	Percentage of Class (3)
RGC International Investors, LDC (4)	2,614,972	5.9%
c/o Rose Glen Capital Management, L.P. 3 Bala Plaza East, Suite 200 251 St. Asaphs Road Bala Cynwyd, PA 19004
R. Douglas Armstrong, Ph.D. (5)	815,173	1.9%
Todd E. Simpson (6)	228,000	*
Brian S. Hampson (7)	80,981	*
Bruce W. Husel (8)	64,455	*
Mary L. Campbell (9)	26,409	*
Joseph A. Taylor (10)	19,967	*
Arthur F. Staubitz (11)	29,167	*
Fabrizio Bonanni (12)	5,000	*
Alan M. Wright (13)	5,250	*
All officers and directors as a group (9 persons) (14)	1,274,402	3.0%

*	Represents less than 1% of the outstanding shares of Aastrom’s common stock.

(1)
Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable.

(2)	Unless otherwise provided, the address for each beneficial owner is 24 Frank Lloyd Wright Drive Ann Arbor, MI 48105.

(3)
Calculated on the basis of 42,052,128 shares of common stock outstanding as of August 31, 2001, except that shares of common stock underlying options exercisable within 60 days of August 31, 2001 are deemed to be outstanding for purposes of calculating ownership of securities of the holders of such options.

(4)	Includes 2,614,386 shares issuable upon exercise of warrants held by RGC International Investors, LDC purchased on February 29, 2000 that are exercisable until February 28, 2003.

(5)
Includes 442,000 shares issuable upon exercise of options held by Dr. Armstrong that are exercisable within the 60-day period following August 31, 2001. Also includes 366,173 shares held in trusts in which Dr. Armstrong is a co-trustee; Dr. Armstrong disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(6)	Includes 218,000 shares issuable upon exercise of options held by Mr. Simpson that are exercisable within the 60-day period following August 31, 2001.

(7)	Includes 69,833 shares issuable upon exercise of options held by Mr. Hampson that are exercisable within the 60-day period following August 31, 2001.

(8)	Includes 62,955 shares issuable upon exercise of options held by Mr. Husel that are exercisable within the 60-day period following August 31, 2001.

(9)
Includes 24,167 shares issuable upon exercise of options held by Ms. Campbell that are exercisable within the 60-day period following August 31, 2001. Also includes 1,842 shares of common stock held collectively by Enterprise Management, Inc. and Enterprise Ventures, Limited Partnership, which Ms. Campbell is an executive officer or partner of. Ms. Campbell disclaims beneficial ownership of all such shares except to the extent of her pecuniary interest therein.

(10)	Includes 19,167 shares issuable upon exercise of options held by Mr. Taylor that are exercisable within the 60-day period following August 31, 2001.

(11)	Includes 19,167 shares issuable upon exercise of options held by Mr. Staubitz that are exercisable within the 60-day period following August 31, 2001.

(12)	Includes 5,000 shares issuable upon exercise of options held by Dr. Bonanni that are exercisable within the 60-day period following August 31, 2001.

(13)	Includes 5,000 shares issuable upon exercise of options held by Mr. Wright that are exercisable within the 60-day period following August 31, 2001.

(14)	Includes 865,289 shares issuable upon exercise of options that are exercisable within the 60-day period following August 31, 2001.

EXECUTIVE COMPENSATION AND OTHER MATTERS

          The following table sets forth information for the fiscal years ended June 30, 1999, 2000 and 2001 concerning the compensation of the Chief Executive Officer of Aastrom and each of Aastrom’s other executive officers (Named Executive Officers) as of June 30, 2001, whose total salary and bonus for the year ended June 30, 2001, exceeded $100,000 for services rendered in all capacities to Aastrom.

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Securities Underlying Options	All Other Compensation
R. Douglas Armstrong, Ph.D.	2001	$250,000	—	500,000	—
President and Chief Executive Officer,	2000	$233,333	$262,500	317,000	—
Chairman of the Board of Directors	1999	$244,167	—	317,000	$22,031	(1)
Todd E. Simpson(2)	2001	$166,167	$107,500	100,000	—
Vice President, Finance &	2000	$152,500	$ 8,250	193,000	$10,962	(1)
Administration, Chief Financial Officer, Secretary and Treasurer	1999	$150,000	—	50,000	—
Brian S. Hampson(3)	2001	$127,083	$ 44,000	100,000	—
Vice President, Product Development	2000	$103,258	$ 56,250	54,000	—
Bruce W. Husel	2001	$140,933	$ 7,000	100,000	—
Vice President, Quality Systems and	2000	$127,500	$ 26,532	85,000	—
Regulatory Affairs	1999	$125,000	—	50,000	—

(1)	Consists of vacation pay.
(2)	Mr. Simpson has subsequently resigned as Chief Financial Officer. The Company has an interim Chief Financial Officer and is in the process of finding a permanent replacement.
(3)	Mr. Hampson was promoted to Vice President in June 2000.

Stock Options Granted in Fiscal 2001

          The following table provides information with respect to stock option grants to the Named Executive Officers during the year ended June 30, 2001.

Option Grants In Last Fiscal Year

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name	Number of Securities Underlying Options Granted(2)	% of Total Options Granted to Employees in 2001	Exercise or Price Per Share(2)	Expiration Date
					5%	10%
R. Douglas Armstrong, Ph.D.	500,000	44.06%	$2.94	09/27/10	$2,394,475	$3,812,801
Todd E. Simpson	100,000	8.81%	$2.94	09/27/10	$ 478,895	$ 762,560
Brian S. Hampson	100,000	8.81%	$2.94	09/27/10	$ 478,895	$ 762,560
Bruce W. Husel	100,000	8.81%	$2.94	09/27/10	$ 478,895	$ 762,560

(1)
Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, in accordance with the Securities and Exchange Commission’s rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the optionholders continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

(2)
Each of these options was granted under Aastrom’s Amended and Restated 1992 Incentive and Non-Qualified Stock Option Plan (Option Plan) at an exercise price equal to the fair market value of the common stock on the date of grant. Stock options held by Dr. Armstrong, Mr. Simpson and Mr. Hampson are fully vested pursuant to executive Pay to Stay Severance Agreement executed with such executives in October 1999. Mr. Husel’s stock option vests ratably through December 2002, subject to continued employment with Aastrom. See “—Severance and Change of Control Arrangements.”

Options Exercises and Fiscal 2001 Year End Values

          The following table provides information with respect to unexercised options held as of June 30, 2001, by the Named Executive Officers. None of the Named Executive Officers exercised any stock options during the fiscal year ended June 30, 2001.

Aggregated Option Exercises
And Fiscal Year-End Option Values

	Number of Shares Underlying Unexercised Options at June 30, 2001		Value of Unexercised In-the-Money Options at June 30, 2001 (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
R. Douglas Armstrong, Ph.D.	317,000	500,000	$189,011	—
Todd E. Simpson	193,000	100,000	$115,076	—
Brian S. Hampson	42,333	130,000	$ 9,147	—
Bruce W. Husel	32,640	123,360	$ 19,462	$13,928

(1)
The value of “in-the-money” stock options represents the difference between the exercise price of such options and the fair market value of $1.44 per share of common stock as of June 29, 2001, the closing price of the common stock reported on the Nasdaq National Market on such date.

Employment Contracts and Termination of Employment and Change of Control Arrangements

          Aastrom entered into employment agreements with no defined length of employment with Todd E. Simpson, Bruce W. Husel and Brian S. Hampson in December 1995, November 1997 and July 1993, respectively. Pursuant to these agreements, Aastrom agreed to pay Messrs. Simpson, Husel and Hampson annual base salaries of $122,500, $110,000 and $70,000, respectively, which base salaries have been increased and are subject to periodic review and adjustment. Pursuant to the terms of the foregoing employment agreements, either party may generally terminate the employment relationship without cause at any time upon 14 days prior written notice to the other party or immediately with cause upon notice. Aastrom has also entered into an Indemnification Agreement with certain of its directors, officers and other key personnel.

          In the event of a transfer of control of Aastrom, as defined under the Option Plan, Aastrom must cause any successor corporation to assume the options or substitute similar options for outstanding options or continue such options in effect. In the event that any successor to Aastrom in a merger, consolidation or dissolution will not assume the options or substitute similar options, then the options become exercisable in full and such options will be terminated if not exercised prior to such merger, consolidation or dissolution. The vesting of certain options granted to executive officers of Aastrom accelerates if such officer is terminated following a transfer of control.

          Options granted under Aastrom’s 1996 Outside Directors Stock Option Plan (Directors Plan) contain provisions pursuant to which all outstanding options granted under the Directors Plan will become fully vested and immediately exercisable upon a “transfer of control,” as defined under the Directors Plan.

          Aastrom is a party to an Executive Retention and Severance Agreement with Dr. Armstrong. Under the terms of this agreement, in the event of Dr. Armstrong’s termination upon a change of control, he will be entitled to receive a lump sum severance payment of the maximum amount which, when added to other compensation and benefits treated as parachute payments under the Internal Revenue Code, does not result in any compensation or benefit becoming subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code. Upon any termination of Dr. Armstrong’s employment (other than for cause), Aastrom will be required to reimburse him for his costs (incurred within one year of termination of employment) for relocating to any other location in the United States, up to a maximum of $50,000. Aastrom has also agreed to provided Dr. Armstrong with a severance payment equal to 18 months of his then current salary should he be terminated (other than for cause) upon a change in control of Aastrom.

          Aastrom is a party to Retention Bonus Agreements with each of Messrs. Simpson, Husel and Hampson, that provide for a lump sum severance payment equal to six times each employee’s then current monthly salary and relocation expense reimbursement of up to a maximum of $25,000 in the event of employee’s loss of employment upon certain change in control events. These agreements also provide for retention bonus payments equal to six times each employee’s then current monthly salary upon the one-year anniversary of an Acquisition or Merger Transaction, as defined, provided that the employee remains employed during such one-year period. The employee is entitled to the retention bonus in the event of their termination (other than for cause), during such one-year period. Messrs. Simpson, Husel and Hampson are also parties to Relocation Bonus Agreements with Aastrom. Upon a Merger Transaction, as defined, that requires more than a 50-mile relocation of the employee’s place of employment, a lump sum payment equal to six times each employee’s then current monthly salary may paid be paid upon the one year anniversary of employee’s relocation, provided that they remain employed by Aastrom.

          Aastrom is party to Pay to Stay Severance Agreements that were executed in October 1999 with certain employees including, Dr. Armstrong, Mr. Simpson and Mr. Hampson. Pursuant to these agreements, an Incentive Sale Bonus, as defined, may become payable in the event that Aastrom sells its assets or participates in a merger or acquisition transaction. Any employee who voluntarily terminates their employment with Aastrom prior to substantial completion of such a transaction will forego their participation in the Incentive Bonus Pool, with their share of the pool being allocated to the remaining participants.

Compensation of Directors

          Each non-employee director of Aastrom receives a cash payment of $1,000 for each meeting of the Board of Directors attended in person, a $1,000 cash payment for participation in a committee meeting of the Board of Directors on which they serve, and a cash payment of $500, which has subsequently been increased to $1,000, for each telephonic meeting of the Board of Directors attended telephonically. In addition, directors receive reimbursement for expenses incurred in attending each Board of Directors and committee meeting. Aastrom’s Directors Plan currently provides for the initial automatic grant of an option to purchase 10,000 shares of Aastrom’s common stock to each outside director of Aastrom upon initial appointment or election to the Board of Directors, and subsequent grants to each outside director of an option to purchase 10,000 shares of common stock on the date of each Annual Meeting of Shareholders, provided the outside director continues to serve in that capacity and has so served for at least six months.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

          Each member of the Board of Directors served as a member of the Compensation Committee during fiscal year ended June 30, 2001. During that fiscal year, R. Douglas Armstrong was employed by Aastrom as its President and Chief Executive Officer and also served as Chairman of the Board of Directors. Dr. Armstrong recused himself on all matters involving him personally.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Aastrom’s executive officers, directors and persons who beneficially own more than 10% of Aastrom’s common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (SEC). Such persons are required by SEC regulations to furnish Aastrom with copies of all Section 16(a) forms filed by such persons.

          Based solely on Aastrom’s review of such forms furnished to it and written representations from certain reporting persons, Aastrom believes that all filing requirements applicable to its executive officers, directors and more than 10% shareholders were complied with, except for Mr. Wright who filed one report late.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

          The Compensation Committee is composed of all members of Aastrom’s Board of Directors and, as such, the Compensation Committee does not hold separate meetings.

          In fiscal year 2001, the Compensation Committee was responsible for setting and administering the policies governing annual compensation of the executive officers of Aastrom. These policies are based upon the philosophy that Aastrom’s long-term success is best achieved through recruitment and retention of the best people possible. The Compensation Committee applied this philosophy in determining compensation for Aastrom’s executive officers in three areas: salary, bonuses and stock options.

          Salary.    Aastrom strives to offer salaries to its executive officers which are competitive in its industry and in its geographic region for similar positions requiring similar qualifications. In determining executive officers’ salaries, the Compensation Committee considers salary surveys of companies in similar industries, and of similar size and geographic location. Companies selected for salary comparisons are not necessarily the same companies used to compare stock performance in the chart under the heading “Comparison Of Shareholder Return.”

          The Compensation Committee generally evaluates the performance and sets the salary of Aastrom’s Chief Executive Officer, Dr. Armstrong, on an annual basis. Dr. Armstrong evaluates the performance of all other executive officers, and recommends salary adjustments which are subject to review and approval by the Compensation Committee. Performance evaluations for individual executive officers are based on individual goals. For Dr. Armstrong, these goals are set by the Compensation Committee and, for all other officers, these goals are set by Dr. Armstrong. The goals of executive officers are based on their individual management responsibilities. In addition to reviewing the results of the performance evaluations and information concerning competitive salaries, the Compensation Committee and Dr. Armstrong consider the financial condition of Aastrom in evaluating salary adjustments. The salaries are evaluated by the Compensation Committee, with each member using his personal judgment and subjective factors to assess performance.

          Bonuses.    Aastrom seeks to provide additional incentives and rewards to executives who make contributions of outstanding value to Aastrom. For this reason, Aastrom may award incentive compensation which can comprise a substantial portion of the total compensation of executive officers when earned and paid. Cash bonuses are based on a subjective evaluation of performance and existing salary, rather than a specific formula.

          Stock Options.    The Compensation Committee believes that employee equity ownership provides significant additional incentive to executive officers to maximize value for Aastrom’s shareholders, and therefore makes periodic grants of stock options under Aastrom’s Option Plan. Such options are granted at the prevailing market price, and will only have value if Aastrom’s stock price increases over the exercise price. Therefore, the Compensation Committee believes that stock options serve to align the interest of executive officers closely with other shareholders because of the direct benefit executive officers receive through improved stock performance. After the fiscal year ended June 30, 2001, the Compensation Committee met to review the options currently held by the executive officers of Aastrom. Following this review, the Compensation Committee granted options to a number of the executive officers, including a grant of 1,000,000 options, 20% of which are immediately vested and exercisable, to the Company’s Chief Executive Officer, Dr. Armstrong. Details of this grant will be included in the compensation report for fiscal year ending June 30, 2002.

          In fiscal year 2001, the Compensation Committee made determinations concerning the size and frequency of option grants for executive officers, after consideration of recommendations from the Chief Executive Officer. Option grants were based upon relative position and responsibilities of each executive officer, historical and expected contributions of each officer to Aastrom, and previous option grants to such executive officers. Options were granted with a goal to provide competitive equity compensation for executive officers compared to executive officers of similar rank in companies of Aastrom’s industry, geographic location and size. Generally, option grants vest over four years, although the board may at its discretion grant options with shorter vesting schedules or that vest immediately. Option grants for fiscal year 2001 are set forth in the table entitled “Option Grants in Last Fiscal Year” in the section entitled “Executive Compensation and Other Matters.”

COMPENSATION COMMITTEE

R. Douglas Armstrong
Fabrizio Bonanni
Mary L. Campbell
Joseph A. Taylor
Arthur F. Staubitz
Alan M. Wright

AUDIT COMMITTEE REPORT

          The Audit Committee oversees Aastrom’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. PricewaterhouseCoopers LLP is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

          The Audit Committee consists of three directors each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards for The Nasdaq Stock Market. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. A copy of this charter is attached to this Proxy Statement as Appendix A.

          The Committee has discussed and reviewed with the auditors all matters required to be discussed Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Committee has met with PricewaterhouseCoopers LLP, with and without management present, to discuss the overall scope of PricewaterhouseCoopers LLP audit, the results of its examinations, its evaluations of Aastrom’s internal controls and the overall quality of its financial reporting.

          The Audit Committee has received from the auditors a formal written statement describing all relationships between the auditors and Aastrom that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.

          Based on the review and discussions referred to above, the committee recommended to the Board of Directors that Aastrom’s audited financial statements be included in Aastrom’s Annual Report on Form 10-K for the fiscal year ended June 30, 2001.

AU	DIT COMMITTEE

Ma	ry L. Campbell
Jos	eph A. Taylor
Ala	n M. Wright

COMPARISON OF SHAREHOLDER RETURN

          Set forth below is a line graph comparing changes in the cumulative total return on Aastrom’s common stock, a broad market index (the Nasdaq Stock Market-U.S. Index (Nasdaq Index)) and an industry index (those companies that selected the same first three digits of their primary Standard Industrial Classification Code Number as Aastrom, 283, and have a market capitalization of less than $200 million (Industry Index)) for the period commencing on February 4, 1997, the date the common stock commenced trading on the Nasdaq National Market, and ending on June 30, 2001.

Comparison of Cumulative Total Return From February 4, 1997 through June 30, 2001

Aastrom Biosciences, Inc. Industry Index and Nasdaq Index

[GRAPH TO COME]

[Aastrom            Nasdaq Index            Industry Index]

Aastrom/Index	2/4/97	6/30/97	6/30/98	6/30/99	6/30/00	6/30/01
Aastrom	$100.00	$101.8	$ 53.6	$ 17.9	$ 34.4	$ 20.57
Nasdaq Index	100.00	105.0	138.3	198.3	293.7	159.34
Industry Index	100.00	81.2	55.7	41.4	77.1	92.56

(1)
Assumes that $100.00 was invested on February 4, 1997 in Aastrom’s common stock and each index, and that all dividends were reinvested. No cash dividends have been declared on Aastrom’s common stock. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

SHAREHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

          Under Aastrom’s bylaws, in order for business to be properly brought before a meeting by a shareholder, such shareholder must have given timely notice thereof in writing to the Secretary of Aastrom. To be timely, such notice must be received at Aastrom’s principal executive offices not less than 120 calendar days in advance of the one year anniversary of the date Aastrom’s proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders, except that (i) if no annual meeting was held in the previous year, (ii) if the date of the annual meeting has been changed by more than thirty calendar days from the date contemplated at the time of the previous year’s proxy statement or (iii) in the event of a special meeting, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

          Proposals of shareholders intended to be presented at the next annual meeting of the shareholders of Aastrom must be received by Aastrom at its offices at 24 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105, no later than June 12, 2002. Such shareholder proposals may also be included in Aastrom’s proxy statement if they satisfy the conditions established by the Securities and Exchange Commission for such inclusion.

TRANSACTION OF OTHER BUSINESS

          At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By	Order of the Board of Directors

R.	DOUGLAS ARMSTRONG, Ph.D.
Pre	sident and Chief Executive Officer
Ch	airman, Board of Directors

Oc	tober 10, 2001

Appendix A

AASTROM BIOSCIENCES, INC.

CHARTER OF THE AUDIT COMMITTEE OF THE

BOARD OF DIRECTORS

I.    STATEMENT OF POLICY

          This Charter specifies the scope of the responsibilities of the Audit Committee of the Board of Directors of Aastrom Biosciences, Inc. (the “Company”), and how the Committee carries out those responsibilities, including the structure, processes, and membership requirements. The primary function of the Committee is to assist the Board of Directors in fulfilling its financial oversight responsibilities by reviewing and reporting to the Board upon (i) the financial reports and other financial information provided by the Company to any governmental body or to the public, (ii) the Company’s systems of internal and external controls regarding finance, accounting, legal compliance and ethics that management and the Board have established and (iii) the Company’s auditing, accounting and financial reporting processes in general. Consistent with this function, the Committee should encourage continuous improvement of, and should foster adherence to, the Company’s financial policies, procedures and practices at all levels. The Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to monitor the Company’s financial reporting process and internal control systems.

•	Review and appraise the audit efforts and independence of the Company’s auditors.

•	Provide an open avenue of communication among the outside auditors, financial and senior management, and the Board.

The Committee will primarily fulfill these responsibilities, and others as may be prescribed by the Board from time to time, by carrying out the activities enumerated in Section IV of this Charter. In all events, it is the Board of Directors (or if the Board so delegates, the Audit Committee) that has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the Company’s outside auditors (or to nominate outside auditors for shareholder approval).

II.    ORGANIZATION AND MEMBERSHIP REQUIREMENTS

          The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. A member of the Committee shall not be considered independent if, among other things, such Director:

•	is an employee of the Company or its affiliates and has been employed by the Company or its affiliates within the past three years;

•	is a member of the immediate family of an executive officer of the Company or its affiliates who currently serves in that role or did so during the past three years;

•
has accepted more than $60,000 in compensation from the Company during the previous fiscal year (excluding compensation and the related benefits for Board service), retirement plan benefits or non-discretionary compensation;

•
has been a partner, controlling shareholder or an executive officer of any for-profit business to which the Company made, or from which it received, payments (other than those which arise solely from investments in the Company’s securities) that exceed 5% of the Company’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years; and

•	is an executive of another corporation on whose Compensation Committee any of the Company’s current executives serves.

          All members of the Committee must be able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement. In addition, at least one member must have past employment experience in finance or accounting, professional certification in accounting, or other comparable experience or background resulting in the individual’s financial sophistication, including being or having been a chief executive, chief financial, or other senior officer with financial oversight responsibilities.

          The members of the Committee shall be elected by the Board and shall serve until their successors shall be duly elected and qualified. Unless a chairman is elected by the full Board, the members of the Committee may designate a chairman by majority vote of the full Committee membership.

III.    MEETINGS/REVIEWS

          The Committee shall meet at least annually with management and the outside auditors in separate sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee should review with the outside auditors and management on a quarterly basis, or as otherwise considered appropriate by the Committee and Board, the Company’s financial statements consistent with Section IV.A.5. below.

IV.    PROCESSES

          To fulfill its responsibilities and duties the Committee shall:

          A.    Documents/Reports to Review

1.	Review and reassess the Charter’s adequacy as conditions dictate, but a least annually.

2.
Review the organization’s annual audited financial statements and at the Committee’s discretion, any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the outside auditors.

3.	Review the regular Management Letter prepared by the outside auditors and management’s response.

4.	Review related party transactions for potential conflicts of interests.

5.
Review the financial statements with financial management and the outside auditors prior to the filing of the Company’s Form 10-K and prior to filing the Company’s Form 10-Qs to the extent considered necessary by the Committee and Board. These reviews should include a discussion of the outside auditor’s judgment of the quality of the Company’s accounting and any uncorrected misstatements as a result of the auditor’s quarterly review.

6.
Maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board. The Committee will also record its summaries of recommendations to the Board in written form that will be incorporated as part of the minutes of the Board meeting at which those recommendations are presented.

          B.    Independent Auditors

1.	Recommend to the Board the selection of the outside auditors, considering independence and effectiveness.

2.
Obtain from the outside auditors a formal written statement delineating all relationships between the auditor and the Company, and discuss with the auditor any disclosed relationships or services that may impact auditor objectivity and independence (consistent with Independence Standards Board Standard No. 1).

3.	Take, or recommending that the Board take, appropriate action to oversee the independence of the outside auditor.

4.	Review the performance of the outside auditors and approve any proposed discharge of the outside auditors when circumstances warrant.

5.	Periodically consult with the outside auditors out of the presence of management about internal controls and the accuracy of the Company’s financial statements.

6.	Take appropriate steps to affirm, and reaffirm if required, the outside auditor’s ultimate accountability to the Board of Directors and the Audit Committee, as representatives of the shareholders.

          C.    Financial Reporting Processes

1.	In consultation with the outside auditors, review the integrity of the Company’s financial reporting processes, both internal and external.

2.	Consider the outside auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

3.	Consider and approve, if appropriate, changes to the Company’s auditing and accounting principles and practices as suggested by the outside auditors or management.

          D.    Process Improvement

1.	Review with management and the outside auditors any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

2.
Review with management and the outside auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

3.	Review any significant disagreement among management and the outside auditors in connection with the preparation of the financial statements.

4.	Review with the outside auditors and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented.

5.	Provide oversight and review the Company’s asset management policies, including an annual review of the Company’s investment policies and performance for cash and short-term investments.

          E.    Ethical and Legal Compliance

1.	Ensure that management has set an appropriate corporate “tone” for quality financial reporting, sound business practices and ethical behavior.

2.
Ensure that management has the proper review system in place to ensure that the Company’s financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

3.	Review management’s monitoring of compliance with the Foreign Corrupt Practices Act.

4.	Review, with the Company’s counsel, legal compliance matters including corporate securities trading policies.

5.	Review, with the Company’s counsel, any legal matter that could have a significant impact on the Company’s financial statements.

6.	Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

7.	If necessary, initiate special investigations, and if appropriate, hire special counsel or experts to assist the Committee.

PROXY
AASTROM BIOSCIENCES, INC.
Proxy for Annual Meeting of Shareholders
Solicited by the Board of Directors
       The undersigned hereby appoints R. Douglas Armstrong, with full power of substitution to represent the undersigned and to vote all of the shares of stock of Aastrom Biosciences, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Holiday Inn North Campus, Ann Arbor, Michigan on Wednesday, November 14, 2001 at 9:00 a.m., and at any adjournment thereof (i) as hereinafter specified upon the proposal listed on the reverse side and as more particularly described in the Company’s Proxy Statement, receipt of which is hereby acknowledged, and (ii) in their discretion upon such other matters as may properly come before the meeting.
       The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR proposal 1, proposal 2, proposal 3 and proposal 4.
       A vote FOR the following proposals is recommended by the Board of Directors:
1. ELECTION OF DIRECTORS
Nominee: Fabrizio Bonanni Nominee: Alan M. Wright	☐ FOR ☐ FOR	☐ WITHHELD ☐ WITHHELD
2. To approve the adoption of the 2001 Stock Option Plan with an initial share reserve of 2,100,000 shares.
	☐ FOR	☐ AGAINST
3. To authorize the Company’s Board of Directors to amend the Company’s Articles of Incorporation to increase the number of authorized shares of common stock up to 150,000,000 shares.
	☐ FOR	☐ AGAINST
4. To approve the selection of PricewaterhouseCoopers LLP as the Company’s independent public accountants for the year ending June 30, 2002.
	☐ FOR	☐ AGAINST
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW. ☐
Even if you are planning to attend the
meeting in person, you are urged to sign
and mail the Proxy in the return
envelope so that your stock may be
represented at the meeting.

Sign exactly as your name(s) appears on
your stock certificate. If shares of stock
stand on record in the names of two or
more persons or in the name of husband
and wife, whether as joint tenants or
otherwise, both or all of such persons
should sign the above Proxy. If shares of
stock are held of record by a corporation,
the Proxy should be executed by the
President or Vice President and the
Secretary or Assistant Secretary, and the
corporate seal should be affixed thereto.
Executors or administrators or other
fiduciaries who execute the above Proxy
for a deceased shareholder should give
their title. Please date the Proxy.

Signature(s)	Date: